Exhibit 32.1

Written Statement of the Chairman and Chief Executive Officer
Pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Chairman and Chief Executive Officer of Johnson Outdoors Inc. (the “Company”), hereby certify, based on my knowledge, that the Annual Report on Form 10-K of the Company for the year ended October 3, 2003 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Helen P. Johnson-Leipold

Helen P. Johnson-Leipold
Chairman and Chief Executive Officer

December 22, 2003